UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2008

CYBERMESH INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52207
(Commission File Number)

98-0512139
(IRS Employer Identification No.)

Suite # 200 – 3753 Howard Hughes Parkway, Las Vegas, Nevada, 89169
(Address of principal executive offices and Zip Code)

1-888-597-8899
Registrant's telephone number, including area code

Nil
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As used in this current report, the terms “we”, “us”, “our” and the “Company” refer to Cybermesh International Corp.

Disposition of Subsidiary

Effective September 11, 2008, the Company terminated its acquisition agreement with Cybermesh Research Centre Ltd., (“CMR”) a company incorporated under the laws of British Columbia. As a result of further market research, the Company concluded not to pursue operations in British Columbia. The 5,000,000 common shares issued to the Company were cancelled and the $5,000 paid for consideration of these shares was returned to the Company.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

Effective September 11, 2008, Dudley Delapenha resigned as President, CEO, Secretary and Director, Marc Santos resigned as CFO and Director and David Holmes resigned as CTO and Director of the Company and the Company’s subsidiary, Omni Research Corporation (“Omni”).

Effective September 11, 2008, Locksley Samuels was appointed as President, CEO, CFO, Secretary, Treasurer and Director. Mr. Samuels was also appointed the same positions in Omni. Mr. Samuels is the sole officer and director of the Company and Omni.

Locksley Samuels age 56 will be responsible for operations, financial budgets and forecasts, implementing our investment projects, overseeing research and development and human resources and marketing. Mr. Samuels is also responsible for our overall direction and various initiatives as needed from time to time in maintaining our company, and overseeing our public relations efforts with investors. Mr. Samuels does not hold any shares in the Company.

Mr. Samuels is currently the President of Eurotrend Manufacturing Co., Ltd., ("Eurotrend"), a company based in Jamaica, providing services for design, manufacturing and installation of custom kitchen cabinetry. Mr. Samuels has been the President of Eurotrend since its inception in 1984.

Mr. Samuels obtained his Bachelors of Applied Sciences degree in Chemical Engineering from the University of Waterloo in Ontario, Canada in 1975.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2008 CYBERMESH INTERNATIONAL CORP /s/ Locksley Samuels ________________________________ Locksley Samuels President